Exhibit 99.1

JOINT PRESS RELEASE

Allegiance Bancshares, Inc.

ir@allegiancebank.com

CBTX, Inc.

investors@CBoTX.com

Introducing Stellar Bank: New Bank Resulting From the Merger of Equals Between CommunityBank of Texas, N.A. and Allegiance Bank

HOUSTON, May 17, 2022 - CBTX, Inc. (NASDAQ: CBTX) (CBTX), the parent company of CommunityBank of Texas, N.A., and Allegiance Bancshares, Inc. (NASDAQ: ABTX) (Allegiance), the holding company of Allegiance Bank, jointly announced today that Stellar Bancorp, Inc. will be the name of the combined company and Stellar Bank will be the name of the combined bank to be created through their merger of equals. Upon completion of the merger, Stellar Bank is expected to have over $11 billion in assets and have the 6th largest deposit market share in Houston.

Robert R. Franklin, Jr., Chairman, CEO and President of CBTX, Inc. who will serve as Stellar Bancorp, Inc.’s CEO said, "When we heard the name Stellar, it fit. We are in a unique position to establish a financial institution with significant scale that operates with the culture of a community bank with local decision making led by banking professionals with deep expertise. We believe this combination will benefit local businesses throughout our region.”

“Our organizations complement each other and share a culture and strategic vision to lead the way to better banking for the communities we serve,” said Steve Retzloff, Allegiance's CEO, who will serve as the Executive Chairman of Stellar Bancorp, Inc. “The name Stellar Bank reflects our commitment to provide exceptional experiences for our customers, employees, communities and shareholders.”

The two companies took a purposeful and collaborative approach to the development of the new name. Guided by research and branding consultants, extensive exploration resulted in the name, Stellar Bank. The companies will reveal additional brand elements, such as the logo, at a later date.

The organizations expect to operate under the Stellar Bank name later in the year, once system conversion has been completed, which will take place after the legal closing of the merger. Until then, customers will continue to be served under the Allegiance Bank and CommunityBank of Texas brands for the near future. The merger is expected to close during the second quarter, subject to satisfaction of customary closing conditions, including receipt of regulatory approvals and approval by the shareholders of each company.

About CBTX, Inc.

As of March 31, 2022, CBTX, Inc. was a $4.45 billion asset bank holding company for CommunityBank of Texas, N.A., a community bank, offering commercial banking solutions to small and mid-sized businesses and professionals with 34 banking locations across the Houston, Dallas, Beaumont and surrounding communities in Texas. Visit www.communitybankoftx.com for more information.

About Allegiance Bancshares, Inc.

As of March 31, 2022, Allegiance was a $7.15 billion asset Houston, Texas-based bank holding company. Through its wholly owned subsidiary, Allegiance Bank, Allegiance provides a diversified range of commercial banking services primarily to small- to medium-sized businesses and individual customers in the Houston region. As of March 31, 2022, Allegiance Bank operated 27 full-service banking locations in the Houston region, which we define as the Houston-The Woodlands-Sugar Land and Beaumont-Port Arthur metropolitan statistical areas. Visit www.allegiancebank.com for more information.

Forward-Looking Statements

Certain statements in this press release which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

These statements include, but are not limited to, statements about the benefits of the proposed merger of CBTX and Allegiance, including future financial performance and operating results (including the anticipated impact of the transaction on CBTX's and Allegiance’s respective earnings and book value), statements related to the expected timing of the completion of the merger, the combined company's plans, business and growth strategies, objectives, expectations and intentions, and other statements that are not historical facts, including projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Forward-looking statements may be identified by terminology such as "may," "will," "should," “could,” "scheduled," "plans," "intends," “projects,” "anticipates," "expects," "believes," "estimates," "potential," “would,” or "continue" or negatives of such terms or other comparable terminology.

All forward-looking statements are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of Allegiance or CBTX to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, among others: (1) the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer than anticipated to be realized; (2) disruption to the parties' businesses as a result of the announcement and pendency of the merger; (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (4) the risk that the integration of each party's operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate each party's businesses into the other's businesses; (5) the failure to obtain the necessary approvals by the shareholders of Allegiance or CBTX; (6) the amount of the costs, fees, expenses and charges related to the merger; (7) the ability by each of Allegiance and CBTX to obtain required governmental approvals of the merger (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction); (8) reputational risk and the reaction of each company's customers, suppliers, employees or other business partners to the merger; (9) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the merger; (10) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (11) the dilution caused by CBTX's issuance of additional shares of its common stock in the merger; (12) general competitive, economic, political and market conditions; (13) the costs, effects and results of regulatory examinations and investigations or the ability of the parties to obtain required regulatory approvals; and (14) other factors that may affect future results of CBTX and Allegiance including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation and Office of the Comptroller of the Currency and legislative and regulatory actions and reforms. Additionally, the impact of the COVID-19 pandemic continues to evolve and its future effects on Allegiance and CBTX are difficult to predict.

Additional factors which could affect future results of CBTX and Allegiance can be found in CBTX's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and Allegiance's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and the Current Reports on Form 8-K, in each case filed with the SEC and available on the SEC's website at https:// www.sec.gov. CBTX and Allegiance disclaim any obligation and do not intend to update or revise any forward-looking statements contained in this communication, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Information about the Merger and Where to Find It

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

In connection with the proposed merger, CBTX has filed a registration statement on Form S-4 (Registration No. 333-262322) with the SEC to register the shares of CBTX common stock that will be issued to Allegiance shareholders in connection with the merger. The registration statement includes a joint proxy statement/prospectus. The Form S-4 was declared effective by the SEC on April 7, 2022, and a definitive joint proxy statement/prospectus was filed by each of Allegiance and CBTX with the SEC. On or about April 15, 2022, Allegiance and CBTX mailed the definitive joint proxy statement/prospectus to their respective shareholders to seek their approval of the proposed merger.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT CBTX, ALLEGIANCE AND THE PROPOSED MERGER.

Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Allegiance or CBTX through the website maintained by the SEC at https://www.sec.gov. Documents filed with the SEC by CBTX are available free of charge by accessing the CBTX's website at www.communitybankoftx.com under the heading “Investor Relations” or, alternatively, by directing a request by mail or telephone to CBTX, Inc., 9 Greenway Plaza, Suite 110, Houston, Texas 77046, Attn: Investor Relations, (713) 210-7600, and documents filed with the SEC by Allegiance are available free of charge by accessing Allegiance’s website at www.allegiancebank.com under the heading "Investor Relations" or, alternatively, by directing a request by mail or telephone to Allegiance Bancshares, Inc., 8847 West Sam Houston Parkway, N., Suite 200, Houston, Texas 77040, (281) 894-3200.

Participants in the Solicitation

CBTX, Allegiance and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of CBTX and Allegiance in connection with the proposed merger. Certain information regarding the interests of these participants and a description of their direct or indirect interests, by security holdings or otherwise, are included in the joint proxy statement/prospectus regarding the proposed merger. Additional information about the directors and executive officers of CBTX and their ownership of CBTX's common stock is set forth in CBTX's annual report on Form 10-K, filed with the SEC on February 25, 2022. Additional information about the directors and executive officers of Allegiance and their ownership of Allegiance's common stock is set forth in Allegiance's proxy statement for its annual meeting of shareholders, filed with the SEC on March 10, 2022. These documents can be obtained free of charge from the sources described above.